Execution Copy

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY THE PARENT OF AN OPINION OF COUNSEL SATISFACTORY TO THE PARENT THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT CERTIFICATE

For Purchase of up to 2,000,000 Shares of Common Stock

of

HOME SOLUTIONS OF AMERICA, INC.

October 26, 2006

THIS CERTIFIES THAT, for value received, William E. Edwards, Jr., Stephen Scott Sewell, William Aaron Bennett, BNOB Construction Services, LLC, and William James Bennett (each of the foregoing are referred to herein individually as a "Holder" collectively as the "Holders") are entitled, subject to the terms and conditions of this Warrant Certificate (this "Warrant"), to purchase from Home Solutions of America, Inc., a Delaware corporation (the "Parent"), an aggregate amount of Two Million (2,000,000) fully paid and nonassessable shares of the common stock, par value $.001 per share of the Parent (the "Common Stock"; the shares of Common Stock issuable under this Warrant are referred to herein as the "Warrant Shares").

This Warrant is executed in connection with the transactions contemplated by the Agreement and Plan of Merger among the Parent, Home Solutions Restoration of Louisiana, Inc., a Louisiana corporation and a wholly-owned subsidiary of the Parent ("Merger Sub"), and Associated Contractors II, L.L.C, a Louisiana limited liability company (the "Company"), among others, dated as of October 26, 2006 (the "Merger Agreement") pursuant to which the Company will merge with and into Merger Sub (the "Merger"), with Merger Sub to be the surviving corporation of the Merger.  Capitalized terms not defined in this Warrant shall have the respective meanings given to such terms in the Merger Agreement.

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This Warrant may be exercised only upon certain circumstances set forth herein, by presentation and surrender of this Warrant Certificate, together with (i) a completed and executed Election to Purchase in the form attached as Annex I attached hereto, at any time during the Exercise Period (as hereinafter defined), at the principal office of the Parent or at such other office as shall have been theretofore designated by the Parent by notice pursuant hereto, and (ii) payment to the Parent of the applicable Exercise Price (as hereinafter defined).  In certain contingencies provided for below, the number of Warrant Shares subject to purchase hereunder or the Exercise Price therefor are subject to adjustment.

This Warrant is subject to the following terms and conditions:

1.         Vesting and Exercise of Warrant.

            (a)        Once the division of the Merger Sub that operates the Business after the Merger (the "Associated Division") earns $9,000,000 (the "Trigger Amount") of earnings before interest, taxes, depreciation and amortization as calculated in accordance with generally accepted accounting principles consistently applied ("EBITDA"), the rights to purchase Warrant Shares pursuant to this Warrant shall vest incrementally (if at all)  as follows:

                        (i)         For every additional $2,500,000 of EBITDA over the Trigger Amount earned by the Associated Division (each such amount an "EBITDA Threshold") during the period commencing with the Closing Date and ending with the second anniversary of the Closing Date, the right to purchase 100,000 of the Warrant Shares in accordance with this Warrant shall vest in the Holders.

                        (ii)        Subject to Section 1(a)(iii) below, the rights to purchase Warrant Shares shall vest immediately upon each successive achievement of the EBIDTA Threshold by the Associated Division as described above, although such vesting shall be subject to confirmation by the Parent that such EBITDA Threshold was achieved.  In addition, the rights to purchase the Warrant Shares shall vest among the Holders pro rata in accordance with the percentages set forth on Annex II attached hereto (the "Vesting Percentages").

                        (iii)       With respect to the rights to purchase any Warrant Shares that have not vested in accordance with this Section 1(a) before the second anniversary of the Closing Date, this Warrant shall automatically become void and of no force or effect, and shall be cancelled with respect to such unvested rights.

                        (iv)       With respect to the rights to purchase any Warrant Shares that have vested in accordance with this Section 1(a) before the second anniversary of the Closing Date, this Warrant shall be exercisable for and during the Exercise Period (as defined below).

(b)        The term "Exercise Period" shall, with respect to each group of rights to purchase 100,000 Warrant Shares described in Section 1(a)(i) above (each a "Vesting Group"), mean and refer to a period commencing on the date that the Parent confirms in writing the achievement of the EBITDA Threshold that results in the vesting of such Vesting Group, and ending at midnight, central standard time, on December 31, 2009.

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(c)        Any vested purchase rights that are represented by this Warrant are exercisable at the option of each Holder of such purchase rights in whole at any time, or in part from time to time (but not as to a fractional share of Common Stock), during the Exercise Period.  Upon the achievement of each successive EBITDA Threshold by the Associated Division and the confirmation of such achievement by the Parent, the Parent shall amend Annex III attached hereto to reflect the number of outstanding vested and unvested rights to purchase Warrant Shares.  In the case of the purchase of, or the surrender of rights to purchase, less than all the Warrant Shares purchasable under this Warrant, the Parent shall amend the previous Annex III to reflect the number of outstanding vested and unvested rights to purchase Warrant Shares.

            (d)        The number of Warrant Shares issuable hereunder shall be subject to reduction upon exercise of the Parent's offset rights for indemnity claims under Section 10.01 of the Merger Agreement.  For purposes of determining the number of Warrant Shares to be reduced pursuant to an indemnity claim by Parent, the value of the Warrant Shares shall be equal to the current Fair Market Value (as defined below) of the Warrant Shares.   "Fair Market Value" of a Warrant Share shall be equal to the 30-day trailing average of the closing price of the Common Stock on the Nasdaq Global Market (or any other securities exchange or national quotation system on which the Common Stock may then be listed or quoted) on the date the claim is settled.  To the extent the value of a claim is less than the total value of the Warrant Shares (and thus the disbursement will be for less than all of the Warrant Shares), then Parent shall amend the previous Annex III to reflect the number of outstanding vested and unvested rights to purchase Warrant Shares.

2.         Price.  The purchase price of each Warrant Share purchasable pursuant to the exercise of this Warrant (the "Exercise Price") shall be $0.01, subject to adjustment as set forth herein, payable by bank check or wire transfer of same day funds.

            3.         Anti-Dilution Provisions.  The Exercise Price in effect at any time and the number of Warrant Shares and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of any of the following events:

            (a)        In case at any time the Parent shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and there shall be a proportionate increase in the number of Warrant Shares issuable hereunder.  In case at any time the outstanding shares of Common Stock of the Parent shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased, and there shall be a proportionate decrease in the number of Warrant Shares issuable hereunder.

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            (b)        In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation, merger or other business combination of the Parent with or into another corporation or other entity (other than a merger with a subsidiary in which merger the Parent shall be the continuing corporation and which shall not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon conversion of this Warrant) or in case of any sale, lease or conveyance to another corporation or other entity of all or substantially all of the assets of the Parent, the Parent shall cause effective provisions to be made so that the Holders, at any time after the consummation of such reclassification, change, consolidation, merger, sale, lease, conveyance, dividend or distribution, shall be entitled to receive upon exercise of this Warrant during the Exercise Period and in lieu of the shares of Common Stock that would have been issued immediately prior to consummation of such transaction, the stock or other securities or property to which the Holders would have been entitled upon such consummation if this Warrant had been exercised into shares of Common Stock immediately prior to such consummation.  Any such provision shall include provisions for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.  The foregoing provisions of this Section 3(b) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases or conveyances.  In the event that, in connection with any such capital reorganization or reclassification, consolidation, merger, sale, lease or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Parent other than Common Stock, any such issue shall be treated as an issue of Common Stock subject to the provisions of this Section 3.

            (c)        In each case of any event described above that may require any adjustment or readjustment in the shares of Common Stock issuable upon the exercise of this Warrant, the Parent at its expense will promptly compute the adjustment or readjustment, if any, in accordance with this Warrant and provide written notice of such adjustment or readjustment to the Holders.

4.         Representations of the Holders.  In consideration of the issuance of this Warrant, each Holder represents, warrants and covenants, to the Parent as follows:

            (a)        Authorization.  Such Holder has the necessary power and authority to execute and deliver this Warrant and to perform his obligations hereunder.  The execution and delivery of, and the performance under, this Warrant by such Holder will not conflict with any rule, regulation, judgment or agreement applicable to such Holder.

(b)        Investment Purpose.  Such Holder is acquiring the Warrant (and will, upon exercise hereof, purchase the Warrant Shares) for investment purposes and not with a present view to, or for sale in connection with, a distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").  Such Holder understands that such Holder may not be able to sell or otherwise dispose of the Warrant or the Warrant Shares, and accordingly such Holder must bear the economic risk of this investment indefinitely.

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(c)        Reliance On Exemptions.  Such Holder understands that neither the Warrant nor the Warrant Shares have been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws, and that the Parent is relying upon the truth and accuracy of the representations and warranties of such Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the Warrant and the Warrant Shares.

(d)        Information.  Such Holder has been furnished all documents relating to the business, finances and operations of the Parent that such Holder has requested from the Parent and has evaluated the risks and merits associated with an investment in the Warrant and the Warrant Shares to his satisfaction.  Such Holder has been afforded the opportunity to ask questions of the Parent's representatives concerning the Parent in making the decision to purchase and acquire the Warrant and the Warrant Shares, and such questions have been answered to such his satisfaction.

            (e)        Governmental Review.  Such Holder understands that no federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Warrant or the Warrant Shares.

(f)         Holder Qualifications.  Such Holder is an "accredited investor" as defined in Rule 501 under Regulation D of the Securities Act.  The Holder is capable of evaluating the merits and risks of an investment in the Warrant and the Warrant Shares.

(g)        Restrictions on Transfer.  Subject to and as provided in Section 1.02(b)(ii) of the Merger Agreement, the Parent has agreed to register for resale under the Securities Act, the Warrant Shares issuable hereunder.  Notwithstanding such registration, each Holder covenants and agrees that such Holder shall not transfer the Warrant or the Warrant Shares unless and until the same are registered under the Securities Act or unless an exemption from registration and qualification requirements is available under the Securities Act and applicable state securities laws and the Parent has received an opinion of counsel satisfactory to it stating that such registration and qualification is not required.  Such Holder understands that certificates representing the Warrant and the Warrant Shares shall bear the following, or a substantially similar, legend until such time as they have been registered under the Securities Act or otherwise may be sold without volume or other limitations under Rule 144 promulgated under the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY THE PARENT OF AN OPINION OF COUNSEL SATISFACTORY TO THE PARENT THAT SUCH REGISTRATION IS NOT REQUIRED.

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            (h)        Residence.  Such Holder is domiciled within the jurisdiction set forth under his name on the signature page hereto.

                        (i)         Compliance with Laws.  Such Holder further represents to the Parent that:

(i)         such Holder will not act, or fail to act, in any way that might make unavailable to the Parent, any of the exemptions from registration under both state and federal securities law that such Holder is relying upon in connection with issuing this Warrant; and

(ii)        such Holder will at all times comply with all applicable laws relating to his activities with respect to this Warrant, including without limitation all applicable federal and state securities laws and regulations.

            5.         Elimination of Fractional Interests.  The Parent shall not be required to issue certificates representing fractions of Warrant Shares, but will make a payment in cash based on the Exercise Price in effect at that time.

6.         Exchange and Replacement of Warrant.  This Warrant is exchangeable, upon the surrender hereof by the registered Holders at the principal office of the Parent, for one or more new warrants from time to time of like tenor and date representing the right to purchase the number of shares purchasable hereunder, registered in such names as requested by the Holders (subject to the approval and consent of the Parent), each of such new warrants to represent the right to purchase such number of shares as shall be designated by said registered Holders at the time of such surrender, not to exceed the aggregate number of Warrant Shares remaining to be exercised.  Upon receipt by the Parent of (a) evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in case of loss, theft or destruction, and (b) indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Parent will make and deliver a new Warrant of like tenor, in lieu of this Warrant.

7.         Rights Prior to Exercise of Warrant.  Prior to the exercise of this Warrant, the Holders shall not, by reason of this Warrant or the Warrant Shares underlying this Warrant, be entitled to any rights of a stockholder of the Parent, including without limitation the right to vote, to receive dividends or other distributions or to exercise any preemptive rights and shall not thereby be entitled to receive any notice of any proceedings of the Parent, except as specifically provided herein.

8.         Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Parent in writing by the Holders or, until each Holder furnishes to the Parent an address, then to, and at the address of, those Holders of this Warrant who have so furnished an address to the Parent.

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9.                  Transferability; Successors.  No transfer of a Warrant shall be valid unless made by the registered Holders with the prior written consent of the Parent, which shall not be unreasonably withheld.  The terms of this Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns and shall be binding upon any person, firm, corporation or other entity to whom this Warrant and any shares of Common Stock issuable upon exercise hereof are assigned or transferred (even if in violation of the provisions of this Warrant) and the heirs, executors, personal representatives, successors and assigns of such person, firm, corporation or other entity.

10.              Amendment and Waiver.  Except for the amendments of Annex III described in Section 1(c), which can be made by the Parent without the approval of any other party, any changes in or additions to this Warrant may be made, and compliance with any covenant or provision herein set forth may be waived, only if the Parent shall obtain consent thereto in writing from the Holders of this Warrant.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.              Governing Law; Venue.  This Warrant shall be construed in accordance with and be governed by the laws of the State of Delaware without regard to its conflict of laws provisions.  The parties irrevocably submit to the non-exclusive jurisdiction of the state and federal courts located in Dallas County, Texas for the purpose of any suit, action or other proceeding arising out of or based on this Warrant or its subject matter.  Each party, to the extent applicable law permits, waives, and will not assert by way of motion, as a defense or otherwise, in any suit, action or proceeding brought in the above-named courts, any claim that (a) it is not subject personally to the jurisdiction of those courts, (b) the suit, action or proceeding is brought in an inconvenient forum, (c) the venue of the suit, action or proceeding is improper, or (d) this Warrant or its subject matter may not be enforced in or by these courts.

12.              Number of Gender of Words.  Except where the context indicates otherwise, words in the singular number will include the plural and words in the masculine gender will include the feminine and neutral, and vice versa, when they should so apply.

13.              Counterparts.  This Warrant may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of them together shall constitute one and the same agreement.

14.              Severability.  If any provision of this Warrant shall be held invalid under any applicable laws, then all other terms and provisions of this Warrant shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

[The remainder of this page is left blank intentionally.]

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IN WITNESS WHEREOF, the undersigned have caused this Warrant to be executed and delivered on and as of the date first above written.

COMPANY:

HOME SOLUTIONS OF AMERICA, INC.,
a Delaware corporation

By:
Name:  Frank J. Fradella
Title:     Chief Executive Officer

                                                                        HOLDERS:

Name:  Stephen Scott Sewell
Address:           85 South Wren Street
                         New Orleans, Louisiana 70124

Name:  William Aaron Bennett
Address:           201 Vine Street
                        Metairie, Louisiana 70005

Name:  William J. Bennett
Address:           426 Nashville Avenue
                        New Orleans, Louisiana 70115

Name:  William E. Edwards
Address:           2007 Esplanade Avenue
                        New Orleans, Louisiana 70116

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BNOB CONSTRUCTION SERVICES, LLC

By:
Name:  Stephen Scott Sewell
Address:           1340 Poydras Street, Suite 1810
                         New Orleans, Louisiana 70112

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ANNEX I

ELECTION TO PURCHASE

TO: HOME SOLUTIONS OF AMERICA, INC.

The undersigned owner of the accompanying Warrant hereby irrevocably exercises the option to purchase _______________ Warrant Shares in accordance with the terms of such Warrant, directs that the Warrant Shares issuable and deliverable upon such purchase (together with any check for a fractional interest) be issued in the name of and delivered to the undersigned, and makes payment in full therefor at the Exercise Price provided in such Warrant.

COMPLETE FOR REGISTRATION OF WARRANT SHARES ON THE STOCK TRANSFER RECORDS MAINTAINED BY THE PARENT:

Name:

Address:

Date:                                                    , 20___

ANNEX II

VESTING PERCENTAGES

Holder	Percentage of Warrant
William E. Edwards, Jr.	31.0%
Stephen Scott Sewell	31.0%
William Aaron Bennett	31.0%
BNOB Construction Services, LLC	5.0%
William James Bennett	2.0%
TOTAL	100.0%

ANNEX III

VESTED AND UNVESTED RIGHTS
TO PURCHASE WARRANT SHARES

Unvested Rights:		2,000,000 shares

Vested Rights:

Holder	Exercised Rights	Unexercised Rights

William E. Edwards, Jr.	0 shares	0 shares

Stephen Scott Sewell	0 shares	0 shares

William Aaron Bennett	0 shares	0 shares

BNOB Construction Services, LLC	0 shares	0 shares

William James Bennett	0 shares	0 shares

TOTAL:	0 shares	0 shares